Exhibit 10.3

BANK 34
DEFERRED COMPENSATION AGREEMENT

This DEFERRED COMPENSATION AGREEMENT (this “Agreement”) is entered into this 30th day of July, 2020, and effective as of July 20, 2020 (the “Effective Date”), by and between BANK 34, a federally-chartered savings and loan located in Alamogordo, New Mexico (the “Bank”), and JAMES T. CROTTY (the “Executive”).

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Bank.  This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Bank Contribution” means the contribution to the Deferral Account, if any, as set forth in Section 3.1.

1.2
“Base Salary” means the annual cash compensation relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, and other fees, and automobile and other allowances paid to the Executive for employment rendered (whether or not such allowances are included in the Executive’s gross income).  Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Executive pursuant to all qualified or non‑qualified plans of the Bank and shall be calculated to include amounts not otherwise included in the Executive's gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Bank; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Executive.

1.3	“Beneficiary” means each designated person or entity, or the estate of the deceased Executive, entitled to any benefits upon the death of the Executive.

1.4
“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more beneficiaries.

1.5	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.6
“Bonus” means the cash bonus, if any awarded to the Executive for services performed, but excluding any amounts that are Performance-Based Compensation.  For these purposes, the term “Bonus” shall also exclude the Retention Bonus payable to Executive under his Employment Agreements.

1.7
“Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Code Section 409A and regulations thereunder.

1.8
“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated after the Effective Date of this Agreement.

1.9	“Crediting Rate” means the greater of the (i) Wall Street Journal prime rate on the first business day of the Plan Year or (ii) five percent (5%).

1.10	“Deferrals” means the amount of Base Salary, Bonus and Performance-Based Compensation the Executive elects to defer according to this Agreement.

1.11	“Deferral Account” means the Bank’s accounting of the accumulated Deferrals, plus Bank Contributions, plus accrued interest.

1.12
“Deferral Election Form” means each form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate the amount of Deferrals.

1.13
“Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Bank.  Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Bank, provided that the definition of “disability” applied under such insurance program complies with the requirements of the preceding sentence.  Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.14
“Early Retirement” means a Separation from Service occurring before Normal Retirement Age, except a Separation from Service that occurs (i) within twenty-four (24) months following a Change in Control or (ii) due to death, Disability, or Termination for Cause.

1.15	“Effective Date” means July 20, 2020.

1.16	“Normal Retirement Age” means age sixty-seven (67).

1.17	“Normal Retirement Date” means the later of the Normal Retirement Age or Separation from Service.

1.18
“Performance-Based Compensation” means an amount earned over a period of at least twelve (12) months that is awarded to the Executive and qualifies as “performance-based compensation” under Code Section 409A.   For these purposes, an amount qualifies as “performance-based compensation” under Code Section 409A if: (i) the performance period is at least 12 months long; (ii) the Executive performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the election is made: and (iii) the election to defer performance-based compensation is not made after such compensation has become readily ascertainable.  For these purposes, an amount has become readily ascertainable once it is substantially certain that the performance requirement will be met.

1.19	“Plan Administrator” means the Board or such committee or person as the Board shall appoint.

1.20
“Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year.  The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following December 31.

1.21
“Separation from Service” means termination of the Executive’s employment with the Bank for reasons other than death or Disability.  Whether a Separation from Service has occurred is determined in accordance with the requirements of Code Section 409A based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than thirty-six (36) months).

1.22
“Specified Employee” means an employee who at the time of Separation from Service is a key employee of the Bank, if any stock of the Bank is publicly traded on an established securities market or otherwise.  For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve (12) month period ending on December 31 (the “identification period”).  If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

1.23	“Termination for Cause” means a Separation from Service due to:

(a)	personal dishonesty;
(b)	incompetence;
(c)	willful misconduct;
(d)	breach of fiduciary duty involving personal profit;
(e)	material breach of the Bank’s Code of Ethics;
(f)	intentional failure to perform stated duties;
(g)
willful violation of any law, rule or regulation (other than traffic violations or similar offenses), any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(h)	material breach by Executive of any provision of this Agreement.

Notwithstanding the foregoing, the Executive’s Termination for Cause will not become effective unless the Bank has delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the independent directors of the Board, at a meeting of the Board called and held for the purpose of finding that, in the good faith opinion of the Board (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board), the Executive was guilty of the conduct described above and specifying the particulars of such conduct.

1.24
“Unforeseeable Emergency” means a severe financial hardship to the Executive resulting from an illness or accident of the Executive, the Executive’s spouse, the Beneficiary, or the Executive’s dependent (as defined in Section 152(a) of the Code), loss of the Executive’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive.

1.25
 “Years of Participation” means the consecutive twelve (12) month period beginning on the Effective Date of this Agreement and any twelve (12) month anniversary thereof during the entirety of which time the Executive is a participant in this Agreement.

Article 2
Deferral Election

2.1
Elections Generally.  The Executive may annually file a Base Salary and/or Bonus Deferral Election Form with the Plan Administrator no later than the end of the Plan Year preceding the Plan Year in which services leading to such Base Salary will be performed.  Additionally, the Executive may file a Performance-Based Compensation Deferral Election Form with the Plan Administrator, provided, the Executive does so at least six months before the end of the performance period and otherwise satisfies the requirements of Code Section 409A.  With respect to Performance-Based Compensation to be earned over a single calendar year, the Performance-Based Compensation Deferral Election may be filed no later than June 30 of the calendar year in which services leading to the Performance-Based Compensation to be deferred will be performed, provided that the Performance-Based Compensation is not readily ascertainable at such time.  For Performance-Based Compensation to be earned over a period longer than one year, the Performance-Based Compensation Deferral Election

2.2
Initial Election.  After being notified by the Plan Administrator of becoming eligible to participate in this Agreement, the Executive may make an initial deferral election by delivering to the Plan Administrator a signed Deferral Election Form and Beneficiary Designation Form within thirty (30) days of becoming eligible.  The Deferral Election Form shall set forth the amount of Base Salary to be deferred.  However, if the Executive was eligible to participate in any other account balance plans sponsored by the Bank (as referenced in Code Section 409A) prior to becoming eligible to participate in this Agreement, the initial election to defer Base Salary under this Agreement shall not be effective until the Plan Year following the Plan Year in which the Executive became eligible to participate in this Agreement.

2.3
Election Changes.  The Executive may modify the amount of Deferrals annually by filing a new Base Salary, Bonus and/or Performance-Based Compensation Deferral Election Form with the Bank.  The modified elections shall not be effective until the calendar year following the year in which the subsequent Base Salary and/or Bonus Deferral Election Form is received by the Bank.  The Performance-Based Compensation Deferral Election Form may be immediately effective if it is received by the Bank prior to June 30, otherwise it will be effective the calendar year following the year in which it is received by the Bank.

2.4
Hardship.  If an Unforeseeable Emergency occurs, the Executive, by written instructions to the Bank, may discontinue deferrals hereunder.  Any subsequent Deferral Elections may be made only in accordance with Section 2.1 hereof.

Article 3
Bank Contribution and Deferral Account

3.1	Bank Contribution. In addition to any Deferrals, the Bank may, at any time, make a Bank Contribution to the Deferral Account.

3.2	Establishing and Crediting. The Bank shall establish a Deferral Account on its books for the Executive and shall credit to the Deferral Account the following amounts:
(a)	The Bank Contribution;
(b)	Any Deferrals hereunder; and
(c)	Interest as follows:
(i)
On the last day of each month and immediately prior to the distribution of any benefits, but only until commencement of benefit distributions under this Agreement, interest shall be credited on the Deferral Account at an annual rate equal to the Crediting Rate, compounded monthly; and

(ii)
On the last day of each month during any applicable installment period, interest shall be credited on the unpaid Deferral Account balance at an annual rate equal to the Crediting Rate, compounded monthly.  Prior to any event causing distributions hereunder, the Board, in its sole discretion, may change the rate used to calculate interest in this Section 3.2(c)(ii).

3.3	Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement and is not a trust fund of any kind.

Article 4
Distributions During Lifetime

4.1	Normal Retirement Benefit. Upon the Normal Retirement Date, the Bank shall distribute to the Executive the benefit described in this Section 4.1 in lieu of any other benefit under this Article.

4.1.1	Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the Normal Retirement Date, subject to Section 4.5, if applicable.

4.1.2
Distribution of Benefit.  The Bank shall distribute the benefit to the Executive in one hundred twenty (120) monthly installments commencing on the first day of the month following Normal Retirement Date, subject to Section 4.5, if applicable.  If there is more than one monthly installment, the monthly installments shall be equal to the extent possible.

4.2	Early Retirement Benefit. If Early Retirement occurs, the Bank shall distribute to the Executive the benefit described in this Section 4.2 in lieu of any other benefit under this Article.

4.2.1
Amount of Benefit.  The benefit under this Section 4.2 is the Deferral Account balance determined as of the date of Separation from Service and adjusted by the vesting schedule set forth in Section 4.2.2.

4.2.2
Vesting Schedule.  The Executive shall at all times be one hundred percent (100%) vested in any Deferrals.  The Executive shall vest in the Bank Contribution and any Interest based upon the Executive’s Years of Participation completed prior to Separation from Service as follows:

Years of Participation	Percentage Vested
1	10%
2	20%
3	35%
4	50%
5	65%
6	80%
7	100%

4.2.3
Distribution of Benefit.  The Bank shall distribute the benefit to the Executive in one hundred twenty (120) monthly installments commencing on the first day of the month following Separation from Service, subject to Section 4.5, if applicable.  If there is more than one monthly installment, the monthly installments shall be equal to the extent possible.

4.3
Disability Benefit.  If the Executive experiences a Disability prior to the Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 4.3 in lieu of any other benefit under this Article.

4.3.1	Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance determined as of the date of Disability.

4.3.2
Distribution of Benefit.  The Bank shall distribute the benefit to the Executive in one hundred twenty (120) monthly installments commencing on the first day of the month following Disability. If there is more than one monthly installment, the monthly installments shall be equal to the extent possible.

4.4
Change in Control Benefit.  If a Change in Control occurs, followed within twenty-four (24) months by Separation from Service, provided, however, that such Separation from Service is prior to the Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 4.4 in lieu of any other benefit under this Article.

4.4.1	Amount of Benefit. The benefit under this Section 4.4 is the Deferral Account balance determined as of the date of Separation from Service.

4.4.2
Distribution of Benefit.  The Bank shall distribute the benefit to the Executive in 60 monthly installments commencing on the first day of the month following the occurrence of a Change in Control, subject to Section 4.5, if applicable.  If there is more than one monthly installment, the monthly installments shall be equal to the extent possible.

4.5
Restriction on Commencement of Distributions.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee, the provisions of this Section 4.5 shall govern all distributions hereunder.  If benefit distributions which would otherwise be made to the Executive due to Separation from Service are limited because the Executive is a Specified Employee, then such distributions shall not be made during the first six (6) months following Separation from Service.  Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following Separation from Service.  All subsequent distributions shall be paid in the manner specified.

4.6
Distributions Upon Taxation of Amounts Deferred. If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Executive becomes subject to tax on the amounts deferred hereunder, then the Bank may make a limited distribution to the Executive in a manner that conforms to the requirements of Code section 409A.  Any such distribution will decrease the Deferral Account balance.

4.7
Change in Form or Timing of Distributions.  For distribution of benefits under this Article 4, the Executive and the Bank may, subject to the terms of Section 10.1, amend this Agreement to delay the timing or change the form of distributions.  Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A;
(b)
must, for benefits distributable under Sections 4.1, 4.2 and 4.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the amendment is made.

Article 5
Distributions at Death

5.1
Death During Active Service.  If the Executive dies prior to Separation from Service, the Bank shall distribute to the Beneficiary the benefit described in this Section 5.1.  This benefit shall be distributed in lieu of any benefit under Article 4.

5.1.1	Amount of Benefit. The benefit under this Section 5.1 is the Deferral Account balance determined as of the date of the Executive’s death.

5.1.2
Distribution of Benefit.  The Bank shall distribute the benefit to the Beneficiary in sixty (60) monthly installments commencing on the first day of the fourth month following the Executive’s death. If there is more than one monthly installment, the monthly installments shall be equal to the extent possible. The Beneficiary shall be required to provide to the Bank the Executive’s death certificate.

5.2
Death During Distribution of a Benefit.  If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts they would have been distributed to the Executive had the Executive survived.

5.3
Death After Separation from Service But Before Benefit Distributions Commence.  If the Executive is entitled to benefit distributions under this Agreement but dies prior to the date that commencement of said benefit distributions are scheduled to be made under this Agreement, the Bank shall distribute to the Beneficiary the same benefits to which the Executive was entitled prior to death, except that the benefit distributions shall be paid in the manner specified in Section 5.1.2 and shall commence on the first day of the fourth month following the Executive’s death.

Article 6
Beneficiaries

6.1
In General.  The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive.  The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Executive participates.

6.2
Designation.  The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent.  If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Executive’s spouse and returned to the Plan Administrator.  The Executive's beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.  The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures.  Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

6.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

6.4
No Beneficiary Designation.  If the Executive dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary.  If the Executive has no surviving spouse, any benefit shall be paid to the personal representative of the Executive's estate.

6.5
Facility of Distribution.  If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall completely discharge any liability under this Agreement for such distribution amount.

Article 7
General Limitations

7.1
Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement in excess of the Deferrals if the Executive’s employment with the Bank is terminated by the Bank or an applicable regulator due to a Termination for Cause.

7.2
Suicide or Misstatement.  No benefit in excess of the Deferrals shall be distributed if the Executive commits suicide within two (2) years after the Effective Date, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason; provided, however that the Bank shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

7.3
Removal.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement in excess of Deferrals if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.  Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 U.S.C. 1828 and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments and any other regulations or guidance promulgated thereunder.

Article 8
Administration of Agreement

8.1
Plan Administrator Duties.  The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administra-tion of this Agreement and (ii) decide or resolve any and all ques-tions, including interpretations of this Agreement, as may arise in connection with this Agreement to the extent the exercise of such discretion and authority does not conflict with Code Section 409A.

8.2
Agents.  In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as the Plan Administrator sees fit, including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Bank.

8.3
Binding Effect of Decisions.  Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

8.4
Indemnity of Plan Administrator.  The Bank shall indemnify and hold harmless the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator.

8.5
Bank Information.  To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circum-stances of the Executive’s death, Disability or Separation from Service, and such other pertinent information as the Plan Administrator may reasonably require.

8.6
Annual Statement.  The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 9
Claims and Review Procedures

9.1
Claims Procedure.  An Executive or Beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

9.1.1
Initiation – Written Claim.  The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.  If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant.  All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the claimant.

9.1.2
Timing of Plan Administrator Response.  The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

9.1.3
Notice of Decision.  If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of this Agreement on which the denial is based;
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)	An explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and
(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

9.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial as follows:

9.2.1
Initiation – Written Request.  To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

9.2.2
Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

9.2.3
Considerations on Review.  In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.2.4
Timing of Plan Administrator Response.  The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

9.2.5
Notice of Decision.  The Plan Administrator shall notify the claimant in writing of its decision on review.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  A notification of denial shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of this Agreement on which the denial is based;
(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 10
Amendments and Termination

10.1
Amendments.  This Agreement may be amended only by a written agreement signed by the Bank and the Executive.  However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Code Section 409A.

10.2
Plan Termination Generally.  This Agreement may be terminated only by a written agreement signed by the Bank and the Executive.  Except as provided in Section 10.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement.  Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 4 or Article 5.

10.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 10.2, if the Bank terminates this Agreement in the following circumstances:

(a) (b)
Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of this Agreement and further provided that all the Bank's arrangements which are substantially similar to this Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such termination;
Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under this Agreement are included in the Executive's gross income in the latest of (i) the calendar year in which this Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)
Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Bank may distribute the Deferral Account balance, determined as of the date of the termination of this Agreement, to the Executive in a lump sum subject to the above terms.

Article 11
Miscellaneous

11.1	Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

11.2
No Guarantee of Employment.  This Agreement is not a contract for employment.  It does not give the Executive the right to remain as an employee of the Bank nor interfere with the Bank's right to discharge the Executive.  It does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

11.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

11.4
Tax Withholding and Reporting.  The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Code Section 409A from the benefits provided under this Agreement.  The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities.  The Bank shall satisfy all applicable reporting requirements, including those under Code Section 409A.

11.5	Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of New Mexico, except to the extent preempted by the laws of the United States of America.

11.6
Unfunded Arrangement.  The Executive and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement.  The benefits represent the mere promise by the Bank to distribute such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors.  Any insurance on the Executive's life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

11.7
Reorganization.  The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm or person unless such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement.  Upon the occurrence of such an event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

11.8
Entire Agreement.  This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof.  No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

11.9
Interpretation.  Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural

11.10
Alternative Action.  In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative act does not violate Code Section 409A.

11.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any provision herein.

11.12
Validity.  If any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

11.13
Notice.  Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the address below:

BANK 34
C/O RANDAL L. RABON, CHAIRMAN OF THE BOARD
500 10th STREET
ALAMOGORDO, NM 88310
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive.

11.14
Deduction Limitation on Benefit Payments.  If the Bank reasonably anticipates that the Bank’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Agreement is deductible, the Bank may delay payment of any amount that would otherwise be distributed under this Agreement.  The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive's death) at the earliest date the Bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

11.15	Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement, effective as of the day and date set forth above.

EXECUTIVE:	BANK:

/s/ James T. Crotty	By: /s/ Randal L. Rabon
JAMES T. CROTTY	Title: Board Chairman